UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock Advisors, LLC provided the following statements to members of the press:

“Saba positions itself as a champion for the retail investor, but is really an activist hedge fund trampling over the interests of millions of retirees who depend on closed-end funds for reliable income. Saba’s true goal is a quick payout and, more recently, revenue in the form of management fees. It has little interest in improving governance, strengthening fund performance or closing discounts, which typically narrow as market sentiment improves. Instead, these attacks are another attempt to overburden funds, accumulate controlling positions and force actions that make the hedge fund rich but leave long-term shareholders worse off.”

“Saba uses the veil of governance to disrupt the investment objectives and strategies of closed-end funds by forcing changes that enrich itself at the expense of long-term shareholders.”

“BlackRock Closed End Funds and the Board have taken significant actions that create real value for shareholders, narrow discounts and improve their investment returns. This includes repurchasing $1.3 billion of fund shares across our CEFs ($180 million for BIGZ alone), reducing fees, adding term features and implementing managed distribution plans to provide high and consistent monthly income our shareholders depend on.”

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Additional Information

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting, the definitive proxy statement and other documents by directing a request to the Fund’s proxy solicitor by calling the toll-free number provided in the definitive proxy statement. Copies are available at no charge at the website identified in the definitive proxy statement. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov.